Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Skilled Healthcare Group, Inc. 2007 Incentive Award Plan of our report dated February 24, 2009, with respect to the consolidated financial statements and schedule of Skilled Healthcare Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Skilled Healthcare Group, Inc. filed with the Securities Exchange.
/s/ Ernst & Young LLP
Orange County, California
May 1, 2009